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                                                                       EXHIBIT 9

                [Letterhead of The Franklin Life Insurance Company]




April 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Franklin Life Variable Annuity Fund (File No. 2-36394)

Commissioners:

     With reference to the registration statement on Form N-4 filed with the Securities and Exchange Commission by Franklin Life Variable Annuity Fund (the "Account"), a separate account established by The Franklin Life Insurance Company (the "Company") covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and, on the basis of such examinations, it is my opinion that:

     1. The Company and the Account are duly organized and validly existing under the laws of the State of Illinois.

     2. The variable annuity contracts, when issued as contemplated by the aforementioned Form N-4 registration statement will constitute legal, validly issued and binding obligations of The Franklin Life Insurance Company.

     I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Sincerely,

                                        /s/ Elizabeth E. Arthur

                                        Elizabeth E. Arthur
                                        Associate General Counsel
                                        The Franklin Life Insurance Company